EXHIBIT 1.2





                                THE SBI FUND, INC.

                              ARTICLES OF AMENDMENT

              THE SBI FUND, INC., a Maryland corporation, having its principal office at 32 South Charles Street, Baltimore,
         Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certified to the Sate Department of Assessments and Taxation of Maryland (the "Department") that:

              FIRST:    The Charter of the Corporation is hereby amended
         by striking out in its entirety Article FIFTH (5)(v) and substituting the following in lieu thereof:

                   "(v) On each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each such share of stock standing in his name on the books of the Corporation regardless of the class thereof, and all shares of all classes shall vote together as a single class; provided, however, that (a) when Maryland law or the Investment Company Act require that a class vote separately with respect to a given matter, the separate voting requirements of the applicable law shall govern with respect to the affected class and the other classes shall vote as a single class and
                   (b) as to any matter, which, in the judgment of the Board of Directors (which shall be conclusive), does not affect the interests of a particular class, such class shall not be entitled to any vote and only the holders of the affected class shall be entitled to vote."

              SECOND:   The Charter of the Corporation is hereby amended
         by striking out in its entirety Article FIFTH (7) and substituting the following in lieu thereof:

                   "(7) The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements or at the direction of the Corporation's Board of Directors, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class required to vote as a class on the matter shall constitute a quorum."

              THIRD:    The Charter of the Corporation is hereby amended
         by striking out in its entirety Article EIGHTH (2) and substituting the following in lieu thereof:





                   "(2) The Corporation shall indemnify its directors, officers, employees and agents to the extent provided in the by-laws of the Corporation."

              FOURTH:   The Board of Directors of the Corporation,
         pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Corporations and Associations Article of the Annotated Code of Maryland (the "Corporations Articles"), duly advised the aforegoing amendments and the sole Stockholder of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Corporations Article, duly approved the aforegoing amendments.








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              IN WITNESS WHEREOF, THE SBI FUND, INC. has caused these
         presents to be signed in its name and on its behalf by its President and it corporate seal to be hereunder affixed and attested by its Secretary on this 17th day of February, 1997, and its President acknowledges that these Articles of Amendment are the act and deed of THE SBI FUND, INC. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


         ATTEST:                       THE SBI FUND, INC.


         /s/ Marion R. Sillah          By:/s/ Darrell R. Williams
         Marion Sillah                    Darrell R. Williams
         Secretary                        President